Exhibit 99.1

BIOAMBER ANNOUNCES RECORD REVENUES FOR THE SECOND QUARTER 2017 AND PURCHASE OF MITSUI EQUITY STAKE IN SARNIA JOINT VENTURE

Montreal, Canada, August 3, 2017. BioAmber Inc. (NYSE: BIOA; TSX: BIOA) today announced operational and financial results for the three months ended June 30, 2017 and the purchase and consolidation of the Mitsui & Co Ltd.’s stake in its Sarnia Joint Venture.

“We are pleased to report our second quarter 2017 results generated BioAmber’s largest quarterly revenue ever. Year to date we have experienced the greatest acceleration in new customers and new applications since our Sarnia facility was commissioned. Investments in our customer base are resulting in increased sales. Our pipeline is robust and we believe provides us with a solid foundation for 2018“ said Mike Hartmann, President of BioAmber Sarnia and Head of Global Sales.

BioAmber also entered into a definitive agreement to purchase Mitsui & Co., Ltd.’s (“Mitsui”) entire minority equity position in the Sarnia manufacturing joint venture. Following the closing of the transaction, BioAmber Inc. will own 100% of the BioAmber Sarnia production facility. Mitsui’s divestiture of their equity stake in the Sarnia joint venture follows a review of their previously announced corporate strategy. Mitsui will still continue to distribute BioAmber’s bio-succinic acid in Asia and other markets.

Given Mitsui's longstanding presence in Canada and its shareholding in BioAmber Inc., the parties negotiated terms that allowed Mitsui to achieve its corporate objectives while enabling   BioAmber Inc. to assume full ownership of the Sarnia facility.

“This transaction is a meaningful opportunity for BioAmber shareholders”, said Fabrice Orecchioni, BioAmber’s President and COO.  “Now that the Sarnia plant is ramping up, full ownership enables BioAmber to retain 100% of projected profits and explore new opportunities with potential partners for the Sarnia facility while continuing to benefit from Mitsui’s marketing and distribution capabilities, especially in Asia.”

Highlights Q2 2017

-	Sales of bio-succinic acid were a quarterly record of $4.1m, a 64% increase over Q2-2016 and 94% over Q1-2017 revenues.
-	9 new customers began buying bio-succinic acid in the second quarter. That brings the total of new customers for the first half of the year to 16.
-	Launch of BIO-SA pharmaceutical grade.
-	Operating expenses in Q2 -2017 were 29% lower than in Q1-2017.
-	Successfully negotiated buyback of Mitsui equity stake in Sarnia.

Q2 – 2017 Financial Results

Revenues for the quarter ended June 30, 2017 were $4.1 million, an increase of 64% over the previous quarter, mainly driven by growth in succinic acid volume sold, slightly offset by a decrease in average selling price.

Cost of goods sold increased from $3.5 million for the three months ended June 30, 2016 to $5.7 million for the three months ended June 30, 2017, primarily due to an increase in the volume sold partially offset by a reduction in production costs.

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General and administrative expenses remained relatively stable at $2.9 million for the three months ended June 30, 2017, compared to $3.0 million for the three months ended June 30, 2016.

Research and development expenses and sales and marketing expenses also remained stable at $1.5 million and $0.6 million, respectively, for the three months ended June 30, 2017 compared to June 30, 2016.

Financial charges (income), net decreased to a charge of $398,000 for the three months ended June 30, 2017 compared to an income of $11.3 million for the three months ended June 30, 2016. This variation of $11.7 million is mainly due to the non-cash mark-to-market adjustment change of $11.8 million on the IPO warrants, the June 2009 Warrants, the April 2011 Warrants and the 2017 Warrants. The IPO Warrants expired by their terms in May, 2017 and are no longer outstanding.

The Company recorded a net loss attributable to BioAmber Inc. shareholders of $7.1 million, or a loss of $0.20 per share, for the quarter ended June 30, 2017, compared to a net income of $4.8million, or an income of $0.17 per share, for the same period last year.

The Adjusted Net Loss Attributable to BioAmber Inc. Shareholders for the quarter ended June 30, 2017 was $7.3 million, or a loss of $0.20 per share, compared to an Adjusted Net Loss Attributable to BioAmber Inc. Shareholders of $7.1 million, or a loss of $0.25 per share, for the three months ended June 30, 2016.  Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is a non-GAAP financial metric that excludes the impact of the change in fair value of the IPO, Legacy and 2017 Warrants.

Please refer to Annex A: "Non-GAAP Financial Information—Adjusted Net Loss Attributable to BioAmber Inc. Shareholders" for more information regarding this non-GAAP financial metric.

Webcast and Conference Call Information

BioAmber will discuss these results on a live audio webcast, which will be available on the Internet to investors, members of the news media and the public at 8:30 a.m. Eastern Time on August 3rd, 2017. To access the webcast of the conference call, go to the company's website, www.bio-amber.com. Audio of the teleconference is also available by dialing:

North American callers:  +1 (888) 390-0546     International callers:  +1 (416) 764-8688

Teleconference replays will be available through August, 10, 2017: Domestic: +1-888-390-0541

International: +1 416-764-8677   Passcode:  297963 #. A replay of the webcast will also be available approximately two hours after the conclusion of the live webcast on BioAmber's website, for a period of 30 days.

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About BioAmber

BioAmber (NYSE: BIOA; TSX: BIOA) is a renewable materials company. Its innovative technology platform combines biotechnology and catalysis to convert renewable feedstock into building block materials that are used in a wide variety of everyday products including plastics, paints, textiles, food additives and personal care products.  For more information visit www.bio-amber.com.

Forward-Looking Statements

This press release contains forward-looking statements which are subject to substantial risks, uncertainties and assumptions.  These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur and the timing of events and circumstances and actual results could differ materially from those projected in the forward- looking statements.  Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise.  For additional disclosure regarding these and other risks faced by BioAmber, see disclosures contained in BioAmber's public filings with the SEC including, the "Risk Factors" section of BioAmber's most recent Annual Report on Form 10-K and the recent quarterly reports on Form 10-Q.

BioAmber Investor Contact

Roy McDowall

Sr. VP Communication & Strategy

514-844-8000 Ext. 260

roy.mcdowall@bio-amber.com

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BioAmber Inc.
Consolidated Statements of Operations
(unaudited, in thousands)
	Three Months Ended June 30,
	2017	2016

Product sales	$ 4,122	$ 2,521
Cost of goods sold excluding depreciation and amortization	5,731	3,481
Operating expenses
General and administrative	2,907	2,985
Research and development, net	1,549	1,523
Sales and marketing	561	584
Depreciation of property and equipment and amortization of intangible assets	1,214	1,238
Foreign exchange (income) loss	(38)	25
Operating expenses	6,193	6,355

Operating loss	(7,802)	(7,315)
Amortization of debt discounts	649	839
Financial charges (income), net	398	(11,296)
Other expense (income), net	—	197
(Loss) income before income taxes	(8,849)	2,945
Income taxes	58	12
Net (loss) income	(8,907)	2,933
Net (loss) income attributable to:
BioAmber Inc. shareholders	(7,138)	4,811
Non-controlling interest	(1,769)	(1,878)
	(8,907)	2,933

Basic net (loss) income per share attributable to BioAmber Inc. shareholders	(0.20)	0.17
Weighted-average of common shares outstanding - basic	36,398	28,782

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BioAmber Inc.
Consolidated Balance Sheet Information
(unaudited, in thousands)
	As of June 30, 2017	As of December 31, 2016
Assets	$	$
Current assets:
Cash and cash equivalents	5,735	16,160
Accounts receivable	3,742	987
Inventories	4,866	4,498
Prepaid expenses and other current assets	1,259	880
Restricted cash	—	8,897
Total current assets	15,602	31,422
Property and equipment, net	123,773	121,628
Investment in cost and equity method investment	447	447
Intangible assets including goodwill	6,649	6,752
Restricted cash	578	558
Deferred financing costs	524	524
Total assets	147,573	161,331

Liabilities
Current Liabilities:
Accounts payable and accrued liabilities	5,943	6,022
Income taxes payable	203	115
Deferred revenue	—	1,372
Warrants financial liability	—	14,497
Short-term portion of long term debt	4,266	23,299
Total current liabilities	10,412	45,305
Long-term debt	30,928	29,032
Warrants financial liability	1,469	740
Other long term liabilities	239	247
Total liabilities	43,048	75,324
Redeemable non-controlling interest	35,501	37,516
Shareholders’ Equity	69,024	48,491
Total Liabilities and Shareholders’ Equity	147,573	161,331

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BioAmber Inc.
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Six Months ended June 30,
	2017	2016
	$	$
Operating Activities
Net loss	(10,284)	(9,603)
Adjustments to reconcile net loss to cash:
Stock-based compensation	3,307	1,778
Depreciation and amortization	2,449	2,392
Loss on disposals of property and equipment	32	177
Amortization of debt discounts	1,242	1,440
Other long-term liabilities	(11)	(9)
Financial charges (income), net	(9,966)	(9,346)
Gain on debt extinguishment	(746)	—
Changes in operating assets and liabilities	(4,788)	(12,504)
Net cash used in operating activities	(18,765)	(25,675)

Investing activities
Acquisition of property and equipment and intangible asset, net of disposals	(426)	(364)
Net cash used in investing activities	(426)	(364)

Financing activities
Deferred financing costs	—	(571)
Repayment of long-term debt	(18,931)	(4,840)
Net proceeds from issuance of common shares	27,573	11,859
Proceeds from issuance of shares by a subsidiary	—	17,726
Net cash provided by financing activities	8,642	24,174
Foreign exchange impact on cash	124	434
Decrease in cash and cash equivalents	(10,425)	(1,431)
Cash and cash equivalents, beginning of period	16,160	6,974
Cash and cash equivalents, end of period	5,735	5,543

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ANNEX A: Non-GAAP Financial Information

Adjusted Net Loss Attributable to BioAmber Inc. Shareholders

BioAmber presents Adjusted Net Loss Attributable to BioAmber Inc. Shareholders as a supplemental measure of BioAmber's performance.  Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is a non-GAAP financial metric that excludes, for the quarter ended June 30, 2017 and 2016, the impact of the change in fair value of the IPO, Legacy Warrants and 2017 Warrants. The above items are excluded from BioAmber's Adjusted Net Loss Attributable to BioAmber Inc. Shareholders because these items are non-cash in nature, or because the amount and timing of these items are either unpredictable or not driven by current operating results and renders comparisons with prior periods and competitors less meaningful.  BioAmber believes Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is a useful measure for analysts and investors to evaluate BioAmber's future ongoing performance as this measure allows for a more meaningful comparison of BioAmber's projected cash earnings and performance with its historical results from prior periods and to the results of its competitors.  Adjusted Net Loss Attributable to BioAmber Inc. Shareholders corresponds more closely to the cash operating income generated from BioAmber's business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of BioAmber's business.

Adjusted Net Loss Attributable to BioAmber Inc. Shareholders has certain limitations in that it does not take into account the impact of certain expenses to BioAmber's consolidated statements of operations.  In evaluating Adjusted Net Loss Attributable to BioAmber Inc. Shareholders, you should be aware that in the future BioAmber may incur expenses similar to the adjustments in this presentation. BioAmber's presentation of Adjusted Net Loss Attributable to BioAmber Inc. Shareholders should not be construed as an inference that BioAmber's future results will be unaffected by unusual or non-recurring items. Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is not a measurement of BioAmber's financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP.

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BioAmber Inc.
Non-GAAP Financial Information
(unaudited, in thousands, except for share data)
	Three Months ended June 30,
	2017	2016
	$	$
Net (loss) income attributable to BioAmber Inc. Shareholders	(7,138)	4,811
Adjustment:
Warrants revaluation (income) expense	(141)	(11,943)
Adjusted net loss attributable to BioAmber Inc. shareholders	(7,279)	(7,132)

Adjusted net loss per share attributable to
BioAmber Inc. shareholders - basic	(0.20)	(0.25)

Weighted-average of common shares
outstanding- basic	36,398	28,782

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